UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 7, 2026

EQUINIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40205	77-0487526
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Lagoon Drive
Redwood City, California		94065
(Address of Principal Executive Offices)		(Zip Code)
(650) 598-6000
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001	EQIX	The Nasdaq Stock Market LLC
0.250% Senior Notes due 2027	N/A	The Nasdaq Stock Market LLC
3.250% Senior Notes due 2029	N/A	The Nasdaq Stock Market LLC
3.250% Senior Notes due 2031	N/A	The Nasdaq Stock Market LLC
1.000% Senior Notes due 2033	N/A	The Nasdaq Stock Market LLC
3.650% Senior Notes due 2033	N/A	The Nasdaq Stock Market LLC
4.000% Senior Notes due 2034	N/A	The Nasdaq Stock Market LLC
3.625% Senior Notes due 2034	N/A	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On March 7, 2026, the Board of Directors (the “Board”) of Equinix, Inc. (the “Company”) approved the appointment of Olivier Leonetti as Chief Financial Officer of the Company. The appointment will be effective upon Mr. Leonetti’s commencement of employment, anticipated to be March 16, 2026 (the “Transition Date”).

Mr. Leonetti will succeed Keith Taylor, who previously announced his retirement as Chief Financial Officer, effective on the Transition Date. Mr. Taylor will continue to serve the Company in the role of Special Advisor, providing advisory and transition services, as previously disclosed.

Mr. Leonetti, age 61, previously served as Chief Financial Officer of Eaton, from February 2024 to March 2026. Prior to assuming that role, Mr. Leonetti was Chief Financial Officer of Johnson Controls from September 2020 to January 2024.

There are no transactions between Mr. Leonetti and the Company that would be reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements of Chief Financial Officer

In connection with his appointment as Chief Financial Officer, the Talent, Culture and Compensation Committee of the Board (the “Committee”) approved the following compensation package for Mr. Leonetti, the terms of which are set forth in an offer letter with the Company (the “CFO Offer Letter”): (i) an initial annual base salary of $700,000; (ii) an initial target annual bonus under the Company’s 2026 Global Annual Incentive Plan of 100% of his annual rate of base salary (which will prorated for the first year of employment); (iii) an initial equity award for fiscal 2026 with a grant date value of $10 million, to be granted pursuant to the Company’s 2020 Equity Incentive Plan and the applicable form of award agreement, consisting of restricted stock units (“RSUs”) that are earned subject to time-based vesting conditions (33%), performance-based RSUs (“PSUs”) that are earned subject to the Company’s achievement of financial performance metrics (47%) and PSUs that are earned subject to total shareholder return performance metrics (20%), the terms of which awards will be consistent with those that apply to the long term incentive grants awarded to the Company’s other executive officers in 2026; (iv) the right to participate in the Company’s Executive Severance Plan (the “Severance Plan”), the terms of which have been previously disclosed; and (v) employee benefits consistent with those provided to other similarly situated executive officers.

In addition, Mr. Leonetti will receive (i) a cash sign-on bonus in the amount of $200,000, which must be repaid to the Company if he resigns from his employment without “Good Reason” (as defined in the Severance Plan) or his employment is terminated for “Cause” (as defined in the Severance Plan) within one year after the Transition Date; and (ii) a sign-on equity award (the “Sign-on Equity Award”) with a grant date value of $5 million, which award will be in the form of RSUs to be granted pursuant to the Company’s 2020 Equity Incentive Plan and the applicable form of award agreement and will vest in equal annual installments over three years. Mr. Leonetti will also receive reasonable relocation assistance to facilitate a move to the Company’s headquarters in Redwood City, California.

Any payments under the Severance Plan are subject to Mr. Leonetti signing and not revoking a release of claims against the Company. Mr. Leonetti also entered into the Company’s standard Proprietary Information and Inventions Agreement.

The foregoing description of the CFO Offer Letter does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, to be filed with the Company’s Form 10-Q for the quarter ending March 31, 2026.

Item 7.01.	Regulation FD Disclosure.
On March 10, 2026, the Company issued a press release announcing Mr. Leonetti’s appointment. A copy of the press release is furnished as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act, except as otherwise stated in such filings.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Equinix on March 10, 2026
104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: March 10, 2026	By: /s/ Kurt Pletcher Name: Kurt Pletcher Title: Chief Legal Officer